Exhibit 10.20
EXECUTION COPY
SHAREHOLDERS’ AGREEMENT
by and among
EDN SOVINTEL LLC
and
SFMT CIS INC.
and
INURE ENTERPRISES LTD.
and
ZAO CORTEC
Dated as of February 22, 2007

i

ii

iii

SHAREHOLDERS’ AGREEMENT
     THIS SHAREHOLDERS’ AGREEMENT (this “Agreement” or this “Shareholders’ Agreement”) is entered into as of February 22 , 2007 and shall become effective (the “Effective Date”) on the Closing Date, as defined below, by and among
     (i) EDN SOVINTEL LLC, a limited liability company organized and existing under the laws of the Russian Federation, with its principal offices at 1, Kozhevnichesky Proezd, 2nd floor, Moscow, 115114, Russia (“Buyer”);
     (ii) SFMT CIS INC., a company organized and existing under the laws of the state of Delaware, with its principal offices at 2831 29th Street, NW Washington, D.C. 20008, USA (“SFMT”) and wholly owned by Golden Telecom, Inc., a company organized and existing under the laws of Delaware, with its principal offices at 2831 29th Street, NW Washington, D.C. 20008, USA (“Parent”);
     (iii) INURE ENTERPRISES, Ltd., a company organized and existing under the laws of the Republic of Cyprus (“Inure”), with its principal offices at Diagoru 4, Kermia Building, 6th floor, office 601 Nicosia P.C. 1097, Cyprus;
     (iv) ZAO CORTEC, a closed joint stock company organized and existing under the laws of the Russian Federation (the “Company”), with its principal offices at 30/15 Ryazansky Prospect, Moscow, 109428, Russian Federation; and
     Buyer, Inure, SFMT and the Company are referred to collectively as the “Parties” and Buyer, Inure and their permitted transferees who become party to this Shareholders’ Agreement are referred to collectively as the “Shareholders.”
RECITALS
     A. Immediately prior to the consummation of the Acquisition (as defined below), Inure was the legal, record, and beneficial owner of 99 (ninety-nine) ordinary registered shares, with a nominal value of 75.9 (seventy-five decimal nine) Rubles per share of the Company representing 99% (ninety-nine percent) of all issued and outstanding shares of capital stock of the Company and Rambert Management Limited, a company organized and existing under the laws of the British Virgin Islands (“RML”), was the legal, record and beneficial owner of 1 (one) such share of the Company.
     B. Dawn Key Limited, a company organized and existing under the laws of the British Virgin Islands (“DKL”), is the legal, record and beneficial owner of 21,682,830 (twenty one million sixty hundred eighty two thousand eight hundred thirty) shares, representing on the Closing Date 71.11% (seventy-one decimal eleven percent) of all issued and outstanding shares of capital stock of Inure;

     C. Ansley Financial Holdings Ltd., a company organized and validly existing under the laws of the British Virgin Islands (“Ansley”), is the legal, record and beneficial owner of 8,808,621 (eight million eighty hundred eight thousand and six hundred twenty one) shares of the issued and outstanding capital stock of Inure, representing on the Closing Date 28.89% (twenty-eight decimal eighty-nine percent) of all of the issued and outstanding shares of capital stock of Inure.
     D. Pursuant to a Stock Purchase Agreement, dated as of February 22, 2007, among Buyer, Parent, Inure and RML (the “Stock Purchase Agreement”), Inure and RML (the “Sellers”), are selling to Buyer and Buyer is purchasing the Transferred Shares (as defined in the Stock Purchase Agreement) from the Sellers, all upon the terms and subject to the conditions set forth in the Stock Purchase Agreement (the “Acquisition”).
     E. Upon consummation of the Acquisition, Inure shall own 49% (forty-nine percent) of the issued and outstanding shares of the Company and Buyer shall own 51% (fifty-one percent) of the issued and outstanding shares of the Company.
     F. The Company fully owns directly or indirectly all of the legal entities involved in the Business (as defined below) listed on Exhibit A.
     G. The Parties have determined that it is in their respective best interests to enter into this Shareholders’ Agreement with respect to the operation and management of the Company and the acquisition and disposition of all and any shares or other equity interest in the Company (the “Shares”).
     H. The Parties wish to establish: (i) certain rights and obligations of Buyer and Inure in respect of their ownership of the Shares; and (ii) certain agreements with respect to the management, control, funding, operation and ownership of the Company, the Subsidiaries (as defined below), their Affiliates (as defined below), the Business and related matters.
     NOW, THEREFORE, in consideration of the foregoing and the mutual terms, covenants and conditions set forth below, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          1.1. Definitions.
          For the purposes of this Agreement and in addition to the terms defined in the Recitals and Preamble hereof, the following terms shall have the following meanings:
     “Acquisition” has the meaning set forth in Recital D.
     “Advisor” has the meaning set forth in Section 6.2(d).
     “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     “Agreement” has the meaning set forth in the Preamble.
     “Ansley” has the meaning set forth in Recital C.
     “Auditor” has the meaning set forth in Section 4.6(b).
     “Board” means the Board of Directors of the Company.
     “Business” means the business of the Company and its Subsidiaries as carried out at the date of this Agreement.
     “Business Plan” means the indicative annual business plans for the years 2007 and 2008 attached as Exhibit B.
     “Buyer” has the meaning set forth in the Preamble.
     “Buyer Director” has the meaning set forth in Section 4.4(a).
     “Capital Expenditures” means payments made, or obligations to make future payments, for long-term assets, including property, plant and equipment and intangible assets delivered to a Person or any of its subsidiaries, or pre-payments for such long-term assets less internal labor and material costs associated with developing plant and equipment.
     “Chairman” has the meaning set forth in Section 4.4(b).
     “Charter” has the meaning set forth in Section 2.1.
     “Closing Date” has the meaning set forth in the Stock Purchase Agreement.
     “Company” has the meaning set forth in the Preamble.
     “Confidential Information” has the meaning set forth in Section 11.2(e).
     “Consolidation” has the meaning set forth in Section 4.3(c).
     “Directors” has the meaning set forth in Section 4.4(a).
     “Disclosing Party” has the meaning set forth in Section 11.2(e).
     “DKL” has the meaning set forth in Recital B.
     “EBITDA” means operating earnings before implementation of the adjustment described in Financial Accounting Standards Board Staff Accounting Bulletin 101 and before interest, taxes, depreciation and amortization, based upon the results of a Person prepared in accordance with US GAAP and, in any case, after deducting any amounts resulting from capitalization of internal labor and material costs associated with developing plant and equipment.

     “Effective Date” has the meaning set forth in the Preamble.
     “Fair Value” means the fair value of the Shares of which the fair value is to be determined in the events provided for in this Agreement and in accordance with the procedure set forth in Exhibit C.
     “IFRS” means international financial reporting standards.
     “Initial Period” has the meaning set forth in Section 1 of Exhibit C.
     “Inure” has the meaning set forth in the Preamble.
     “Inure Director” has the meaning set forth in Section 4.4(a).
     “Inure Listing Shares” has the meaning set forth in Section 6.2(f).
     “JSC Law” means the Russian Federation Law No 208-FZ “On Joint Stock Companies,” dated December 26, 1995, as the same is amended from time to time.
     “Lien” means any charge or claim, community property interest, condition, equitable interest, lien (statutory or otherwise), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Listing” has the meaning set forth in Section 6.2(a).
     “Listing Notice” has the meaning set forth in Section 6.2(f).
     “Offer Notice” has the meaning set forth in Section 5.1(b)(i).
     “Offer Terms” has the meaning set forth in Section 5.1(b)(i)(5).
     “Offeree Shareholders” has the meaning set forth in Section 5.1(a).
     “Offering Shareholder” has the meaning set forth in Section 5.1(a).
     “Offering Price” has the meaning set forth in Section 5.1(b)(i)(4).
     “Ongoing Funding” means all funding requirements in respect of the Company and the Subsidiaries.
     “Organizational Documents” has the meaning set forth in Section 2.2.
     “Panel” has the meaning set forth in Section 6.2(d).
     “Parent” has the meaning set forth in the Preamble.

     “Permitted Transferee” has the meaning set forth in Section 5.1(e).
     “Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including any governmental entity).
     “Proposed Purchaser” has the meaning set forth in Section 5.1(b)(i)(2).
     “Pro Rata Portion” has the meaning set forth in Section 5.2(a).
     “RAS” has the meaning set forth in Section 4.6(a).
     “Receiving Party” has the meaning set forth in Section 11.2(e).
     “Recipient” has the meaning set forth in Section 11.2(b).
     “Reserved Matters” has the meaning set forth in Section 4.3(a).
     “Right of First Refusal” has the meaning set forth in Section 5.1(a).
     “RML” has the meaning set forth in Recital A.
     “SEC” means United States Securities and Exchange Commission.
     “SFMT” has the meaning set forth in the Preamble.
     “Shareholder Loan” has the meaning set forth in Section 3.4(b).
     “Shareholders’ Agreement” has the meaning set forth in the Preamble.
     “Stock Purchase Agreement” has the meaning set forth in Recital D.
     “Shares” has the meaning set forth in Recital G.
     “Subsidiaries” means the companies listed in Exhibit A and such other entities of which more than fifty percent (50%) of the shares or interests are acquired by the Company after the Effective Date.
     “Surviving Provisions” means Article 1 and Sections 11.1 through 11.4 (inclusive), 11.10 and 11.15 through 11.18 (inclusive).
     “Tag-Along Notice” has the meaning set forth in Section 5.2(a).
     “Termination” has the meaning set forth in Section 10.2.
     “Transfer” means any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Share), assignment, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the Shares), whether in a single transaction or a series of related transactions, including, without limitation, the direct or indirect enforcement or foreclosure of any Lien, pledge, security interest or similar encumbrance.
     “Trigger Date” means the date on which a decision to issue new Shares shall have been made by the Company.
     “US GAAP” means accounting principles generally accepted in the United States, consistently applied.
     “VTB” means OAO Vneshtorgbank, a commercial bank organized and existing as a open joint stock company under Russian law.
          1.2. Interpretation.
          In this Shareholders’ Agreement:
          (a) The masculine, feminine and neuter genders and the singular and the plural shall be deemed to include one another, as appropriate;
          (b) a reference to an amount in US Dollars shall also mean a reference to an equivalent thereof in any other currency;
          (c) “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise;
          (d) the captions used are for convenience of reference only and are not a part of this Shareholders’ Agreement and do not in any way limit or amplify the terms and provisions hereof; and
          (e) any references herein to a particular Section, Exhibit or Schedule means a Section of, or an Exhibit or Schedule to, this Shareholders’ Agreement unless another agreement is specified.
ARTICLE II
GENERAL PROVISIONS
          2.1. Status of the Company.
          The Parties agree that the Company shall operate the Business, and shall be governed by (a) the provisions of its charter, which shall be amended to reflect this Shareholders’ Agreement (the “Charter”) as such may be amended from time to time in accordance with the provisions thereof and hereof and (b) this Shareholders’ Agreement. Subject to compliance with applicable law, the Shareholders shall cause the Company to take any and all actions necessary to effectuate the terms and conditions of this Shareholders’ Agreement.
          2.2. Subsidiaries.
          (a) The Parties agree that the terms and conditions of this Shareholders’ Agreement, where relevant, shall apply to the Subsidiaries and that no decision, corporate action or any transaction shall be made, taken or entered into by any Subsidiary in breach of the terms of this Shareholders’ Agreement. The Parties acting through the Company and the relevant Subsidiaries shall procure that the relevant changes or modifications are made to the articles of association, charters, foundation or partnership agreements and any other organizational documents (“Organizational Documents”) of the Company and the Subsidiaries to give full effect to the provisions and spirit of this Shareholders’ Agreement.
          (b) The voting and other rights attributable to the shares in the Subsidiaries shall be exercised pursuant to the Board’s decision approved in accordance with its normal procedures.
ARTICLE III
BUSINESS AND MANAGEMENT OF BUSINESS
          3.1. Management of Business.
          The Parties agree to manage and finance the Business and the Company and the Subsidiaries as reflected in the Business Plan. Any business plan or financing plan for any period after expiration of the Business Plan or any modifications to the Business Plan shall be approved by the Board in accordance with its standard procedures.
          3.2. Agreement Concerning Provision of Services.
          The Parties agree that the services purchased by (a) the Company and its Subsidiaries and (b) Buyer and its Affiliates following the Effective Date from one another shall:
          (a) be provided on an arm’s length basis on commercial terms; and
          (b) be at the rates specified for each such type of service in the relevant interconnect agreement(s) (subject to adjustments from time to time to take into account the then current market prices and applicable rules and regulations).
     Nothing in this Section 3.2 or in the Business Plan is intended to constitute any price fixing or any restriction on competition in the relevant market.
          3.3. Forecast.

               The Parties agree that the expansion of the operation of the business of the Company following the Effective Date shall include the matters set forth in the Business Plan and the Parties agree to use their respective reasonable efforts to cause the Company to achieve the objectives set forth in the Business Plan.
               3.4. Financing.
               (a) The Shareholders shall procure that the Company shall, and the Company shall, apply any contributions made by the Shareholders in connection with Ongoing Funding solely for the benefit of the business of the Company and each Subsidiary and in accordance with the provisions of the Business Plan to achieve financial objectives.
               (b) Shareholders are not obliged to provide any Ongoing Funding (by means of equity contributions, or loans provided by the Shareholder (each, a “Shareholder Loan”), or security with respect to third parties’ financing) unless such Ongoing Funding is agreed by the Shareholders according to the relevant corporate governance rules or provided for in the Business Plan.
               (c) Ongoing Funding shall be met as follows:
     (i) first, from the Company and relevant Subsidiary’s available cash in the relevant calendar year;
     (ii) second, if funds obtained under clause (i) are insufficient to cover Ongoing Funding as provided in the Business Plan, then from unsecured third-party debt, provided that in the event any third-party unsecured debt is offered to the Company as contemplated in this Section 3.4(c)(ii), then upon receiving from a potential lender a termsheet or similar description of the terms of the proposed debt financing and prior to the Company entering into any binding agreement with respect to such debt, each Shareholder shall have the right (exercisable within five (5) Business Days after notice of the proposed unsecured borrowing by the Company is provided by the Company to each Shareholder) to extend all or a portion of such debt to the Company on substantially the same terms. In the event more than one Shareholder desires to extend such debt to the Company, such debt shall be allocated pro rata between the Shareholders based on their holdings in the Company;
     (iii) third, if funds obtained under clauses (i) and (ii) are insufficient to cover Ongoing Funding as provided in the Business Plan, then from Shareholder Loans, provided that (A) the Buyer and Inure shall have the option to participate pro rata (based on their holdings in the Company) in such Shareholder Loans to the extent necessary to meet the Ongoing Funding of the Company set out in the Business Plan, and any Shareholder Loans in excess of such amount shall be at the sole discretion of the relevant Shareholder; (B) the terms of the Shareholder Loans shall be substantially similar to the terms of the latest unsecured debt obtained by the Company from a third party on an arm’s length basis, and (C) the terms and conditions for each such Shareholder Loan entered into in connection with the same Ongoing Funding shall be on the same commercial terms; and

     (iv) fourth, if funds obtained under clauses (i), (ii) and (iii) are insufficient to cover the amount of Ongoing Funding (but only when Ongoing Funding exceeds the amount provided for in the Business Plan), then through equity contributions by the Shareholders pro rata to their shareholdings in the Company, provided, however, that both Buyer and Inure shall have extended Shareholder Loans under clause (iii) above.
          (d) If it is agreed by the Shareholders that Ongoing Funding is to be provided by equity contributions, and a Shareholder fails to subscribe or pay for the newly issued Shares prior to the expiration of the relevant subscription period subject to applicable Russian company laws, such unsubscribed or unpaid for Shares (or any part thereof) may be acquired by the other Shareholder, failing which, the Board, in accordance with its standard procedures, may authorize the sale of such Shares to a third Person, approved by a non-defaulting Shareholder. The defaulting Shareholder shall have no rights under Sections 5.1 or 6.1 in respect of the Shares it shall have failed to subscribe or pay for.
          (e) Other than in accordance with Section 5.3, no Shareholder shall be entitled to establish any Lien on the subscribed Shares.
ARTICLE IV
CORPORATE GOVERNANCE
          4.1. Shareholders’ Meetings; Board’s Meetings.
          Meetings of the Shareholders and the Board shall be held as necessary but not less frequently than required by Russian company laws. The matters related to the convocation, notice and agenda of such meetings shall be as provided for in the Charter, provided that to the extent consistent with Russian company laws, the participation of at least one Inure Director and one Buyer Director shall be required for any meeting of the Board to be quorate and if any such Director has been duly notified of the meeting but fails to participate for any reason, the meeting shall be deemed quorate when reconvened with or without the participation of at least one Inure Director.
          4.2. Voting.
          Except as set forth in Section 4.3, the decisions of the Board shall be taken by majority vote of Directors present at any duly convened meeting having a quorum.
          4.3. Reserved Matters.
          (a) Subject to any mandatory provisions of Russian law, the following decisions (“Reserved Matters”) shall require either (i) the affirmative vote of holders of seventy percent (70%) of the Shares entitled to vote on the matter at a general or extraordinary meeting of shareholders at which a quorum is represented or (ii) the affirmative vote of at least five (5) Directors:

          (i) changes to the Charter or other Organizational Documents of the Company or the Subsidiaries (except where the equity contributions are required to be provided by operation of Section 3.4(c)(iv), in which case the necessary changes to the Charter should not qualify as a Reserved Matter and each Shareholder shall vote its shares to authorize such change (to the extent required));
          (ii) any proposal to wind up the Company or any Subsidiary or initiation of any other voluntary proceeding seeking liquidation or reorganization thereof;
          (iii) any material change in the nature or scope of the Business;
          (iv) any “major transaction” of the Company or any Subsidiary as this term is defined under the JSC Law;
          (v) any issuance of shares or securities convertible into shares, creation of any options to subscribe for or acquire such shares or redemption of shares, any increase or decrease of the charter capital or other change in the capital structure in each case relating to the Company or the Subsidiaries, including in each case the terms of each such change;
          (vi) any distribution of dividends by the Company;
          (vii) the merger or any corporate reorganization or restructuring of the Company or the Subsidiaries, any joint venture or partnership or acquisition of a material part of the assets of the Company or the Subsidiaries or any transaction for the acquisition of equity interest in another company; and
          (viii) any transaction by the Company or any Subsidiary with any Shareholder or any Affiliate (other than the Company and its Subsidiaries) of any of the Shareholders and any “interested party transaction” of the Company or any Subsidiary as this term is defined under the JSC Law.
          (b) In determining whether any of the Reserved Matters described above requires the approval of the Shareholders as aforesaid, a series of related transactions that, when aggregated, exceed the figure specified in the relevant paragraph above shall be construed as a single transaction requiring such Shareholder approval.
          (c) The Parties agree that in no event shall Reserved Matters include any matter that would disallow Parent from fully consolidating the Company and its Subsidiaries in Parent’s financial statements in accordance with US GAAP and/or SEC rules (the “Consolidation”).
          4.4. Board of Directors.
          (a) Board Composition. The Board shall be comprised of seven (7) directors (“Directors”). The Directors shall be elected by cumulative vote, and removed by the Shareholders in accordance with Russian company laws. For so long as their shareholding remain unchanged from the closing of the Acquisition, each Shareholder agrees to take all actions necessary from time to time (including, without limitation, the voting of Shares, the execution of written consents, the calling of special meetings, the removal of Directors, the filling of vacancies on the Board, the waiving of notice of and attendance at meetings, the amendment of the Charter and the like) to procure that four (4) Directors are elected from the candidates nominated by the Buyer (each Director so nominated and elected, a “Buyer Director”) and three (3) Directors are elected from the candidates nominated by Inure (each Director so nominated and elected, an “Inure Director”).
          (b) Chairman of the Board. The Parties shall procure that the first chairman of the Board (the “Chairman”) shall for the first year be Mr. Alexander Mamut.
          (c) Shareholder Information. Each Director shall be permitted to pass any information it obtains in its capacity as a Director to its nominating Shareholder. Each Shareholder shall be required to keep such information confidential.
          4.5. Executive Officers.
          The Company, its Subsidiaries and the Business shall be run by respective executive officers, including a president and a general director. The nomination, election, removal and authorities of the executive officers shall be in accordance with the Charter and, where applicable, the Organizational Documents and applicable Russian company laws.
          4.6. Books and Records.
          (a) The books and records of the Company and the Subsidiaries shall be maintained, and the financial statements of the Company shall be prepared, in accordance with (1) generally accepted accounting principles in the Russian Federation (“RAS”) and (2) US GAAP, consistently applied.
          (b) The Board or its audit committee shall appoint an independent licensed public accounting firm (the “Auditor”) to perform an annual audit of the Company and its Subsidiaries’ consolidated financial statements and quarterly reviews of the Company and its Subsidiaries’ consolidated financial statements in accordance with US GAAP. If required by the Board, the Auditor will perform an audit and/or quarterly reviews of the financial statements prepared in accordance with RAS.
          (c) Buyer shall procure that the Company shall, and the Company shall, provide Inure (at no expense to Inure) and Inure’s Permitted Transferees (provided that Inure or such Permitted Transferee owns more than twenty percent (20%) of the Shares) with all information which Inure or such Permitted Transferee reasonably requires (including, without limitation, reconciliation from US GAAP to IFRS) to prepare its annual IFRS financial statements.

ARTICLE V
SHARE TRANSFERS
     A Shareholder may only Transfer its Shares in accordance with the provisions of this Article V (except that if any Shareholder is including its shares in the Listing, such Transfer shall not be subject to this Article V):
          5.1. Right of First Refusal.
          (a) Right of First Refusal. Subject to mandatory provisions of Russian company laws, before any Shares held by any Shareholder (the “Offering Shareholder”) may be sold to any third party, the other Shareholders or their assignees (the “Offeree Shareholders”) shall have a right of first refusal (the “Right of First Refusal”) to purchase the Shares at the Offering Price in accordance with the terms and conditions set forth in this Article V.
          (b) Notice of Proposed Sale. Upon the receipt of an arm’s length bona fide offer from a third party, the Offering Shareholder shall:
          (i) deliver to the Offeree Shareholder a written notice (the “Offer Notice”) stating
(1)	the bona fide intention of the Offering Shareholder to sell the Shares;

(2)	the name of each proposed purchaser (the “Proposed Purchaser”) and their beneficial owners (save where a proposed transferee is a publicly traded company);

(3)	the number of Shares to be sold to each Proposed Purchaser;

(4)	the price for which the Offering Shareholder proposes to sell the Shares (the “Offering Price”), which Offering Price shall be a cash offer in a freely convertible currency; and

(5)	all other terms and conditions of the proposed sale (“Offer Terms”); and
          (ii) irrevocably offer the Shares at the Offering Price and on the Offer Terms to the Offeree Shareholders.
          (c) Exercise of Right of First Refusal. At any time within forty-five (45) days after receipt of the Offer Notice, the Offeree Shareholders may, by giving written notice to the Offering Shareholder, elect to purchase and, within forty-five (45) days of such notice, enter into a binding agreement or obtain a waiver and take all measures required to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Purchasers. The purchase price for the Shares purchased shall be the Offering Price, and the terms and conditions shall be identical in all material respects, to the extent possible, to the Offer Terms.
          (d) Offering Shareholder’s Right to Sell. If all of the Shares proposed in the Offer Notice are not purchased by the Offeree Shareholders and/or their assignees as provided in this Section 5.1, then the Offering Shareholder may sell such Shares to the Proposed Purchaser at the Offering Price and on the Offer Terms, provided that such sale shall be made subject to Section 5.2 and is consummated within one hundred eighty (180) days after the date of the Offer Notice and provided further that any such sale is effected in accordance with any applicable law or regulation and, upon the remaining Shareholders’ request, the Proposed Purchaser agrees in writing that the provisions of this Shareholders’ Agreement shall apply to the Proposed Purchaser. If the Shares described in the Offer Notice are not transferred to the Proposed Purchaser within said one hundred eighty (180) day period, a new Offer Notice shall be required and the Offeree Shareholder shall again be offered the Right of First Refusal before any Shares held by the Offering Shareholder may be sold. All Shareholders hereby agree to make any and all modifications to the Charter if required to effectuate the provisions of this Article V.
          (e) Exception for Certain Sales. Anything to the contrary contained in this Section 5.1 notwithstanding, the Parties agree that the Offeree Shareholder shall not exercise its Right of First Refusal and shall grant the Offering Shareholder its duly executed waiver of the Right of First Refusal in compliance with Russian company laws to the sale of any or all of the Shares to an Affiliate of the Offering Shareholder (“Permitted Transferee”) provided that
          (i) such Affiliate executes a counterpart of this Shareholders’ Agreement,
          (ii) such Affiliate shall assume joint and several liability with such Offering Shareholder under the Stock Purchase Agreement, and provided further that if such Affiliate ceases to be an Affiliate of the Offering Shareholder, it shall be required to immediately transfer the Shares back to the Offering Shareholder.
          (f) Reorganization Into an Open Joint Stock Company. If and when the Company is reorganized into an open joint stock company and if, at the time such reorganization becomes effective, the JSC Law does not permit the Right of First Refusal to be established in an open joint stock company, then the preceding provisions of this Section 5.1 shall no longer apply.
          5.2. Tag-Along Rights.
          (a) If the Buyer or any of its Permitted Transferees issues an Offer Notice to Inure in respect of the proposed Transfer by Buyer or its Permitted Transferees, and if the Transfer of the Shares proposed in such Offer Notice will (in the aggregate with prior Transfers of the Shares by Buyer or its Permitted Transfers) be equal to or greater than fifty percent (50%) plus one (1) Share out of all the issued and outstanding Shares, then Inure shall have the right, in the alternative to exercising its rights under Section 5.1(c) above, at any time within forty-five (45) days after receipt of the Offer Notice, to give written notice to Buyer and any relevant Permitted Transferee (a “Tag-Along Notice”) requesting that the Proposed Purchaser purchase the same percentage of the Shares held by Inure as constitute the percentage of Shares proposed to be transferred by Buyer or any of its Permitted Transferees (as the case may be) to the total number of the Shares held by Buyer and its Permitted Transferees (as the case may be) (a “Pro Rata Portion”).
          (b) The Tag-Along Notice shall specify the number of Shares that Inure desires to include in the proposed Transfer (but not in excess of the Pro Rata Portion of Inure’s Shares).
          (c) If Inure does not give Buyer the Tag Along Notice in the forty-five (45) day time period prescribed above, Buyer or its Permitted Transferees (as the case may be) may Transfer the Shares specified in the Offer Notice to the Proposed Purchaser identified in, and on the same terms and conditions as are set forth in, the Offer Notice. If Inure does give Buyer the Tag Along Notice in the forty-five (45) day time period prescribed above, Buyer shall use commercially reasonable efforts to cause Inure’s Pro Rata Portion to be acquired by the Proposed Purchaser at the same time and on the same terms and conditions as are set forth in the Offer Notice. If the Proposed Purchaser is unwilling or unable to acquire such additional Shares upon such terms, then Buyer and its Permitted Transferees (as the case may be) may elect either to cancel such proposed Transfer or to allocate the maximum number of Shares that such transferee is willing to purchase pro rata between Buyer and Inure (but pro rata to their holdings in the Shares) up to the number that Inure has identified in the Tag-Along Notice but not in excess of Inure’s Pro Rata Portion.
          5.3. Liens.
          (a) No Shareholder shall be permitted to establish or grant any Lien in respect of its Shares except for Liens given with the consent of the other Shareholder, which consent shall not be unreasonably withheld or delayed, and except for Liens granted to VTB or in connection with an initial (but no subsequent) refinancing by a reputable financial institution or institutions of the loans issued by VTB, provided that such exception shall be subject to prior written notice to each other Shareholder containing the identity of the proposed lender and a summary of the principal terms.
          (b) No Liens over Shares nor any enforcement action related thereto entitle its holder to any rights under this Agreement.
          5.4. Transfers Void.
          (a) No Transfer of the Shares shall be permitted except as provided for in this Article V.
          (b) Any purported sale or other Transfer of, the creation of any Lien upon, or the permitting of any Lien to subsist on, any Shares or any shares of capital stock of any Subsidiary that is in violation of the provisions of this Shareholders’ Agreement shall be void and of no force or effect whatsoever, and, to the extent within the Shareholder’s control, the Shareholder shall not permit, and shall procure that neither the Company nor any Subsidiary shall permit, the Organizational Documents to be amended, or the members’ register of the

Company to be modified, to reflect any such event or treat any transferee as the owner or pledgee of such Shares (as applicable) or any shares of capital stock of any Subsidiary for any purpose.
ARTICLE VI
PRE-EMPTION RIGHTS AND LISTING
          6.1. Pre-emption Rights.
          (a) The Shareholders shall have the pre-emptive right to acquire any new Shares or securities convertible into Shares pro rata to their holdings of the Shares on the terms provided for in the Charter and relevant provisions of the applicable Russian company laws (but in any event for the subscription price which shall be no less than (x) in the case of equity contributions, the Fair Value of such Shares or other securities convertible into Shares or (y) the market price, in the case of a Listing or public offering of Shares or securities convertible into Shares). For the avoidance of doubt, such right shall be available to the Shareholders where the Company, if recommended by the Advisor, is issuing new Shares for their inclusion into the Listing.
          (b) The pre-emptive rights shall not apply to any issuance of new Shares or instrument convertible into Shares that are issued in connection with any Board approved employee benefit plan.
          6.2. Listing.
          (a) Subject to this Section 6.2, Buyer shall to the extent of its voting rights, and the Company shall, cause Shares representing at least ten percent (10%) of the issued and outstanding Shares of the Company on the initial offering date to be listed and offered in an underwritten public offering on at least one of the Moscow, London or any U.S. stock market on or before December 31, 2008 (the “Listing”), provided that, unless otherwise agreed by Buyer in its sole discretion, only Inure’s Shares shall be included in the Listing and in no event shall Buyer or the Company be obligated to include any Shares in the Listing. For the avoidance of doubt, under this Section 6.2 the Buyer shall be obligated to take any action, including, without limitation, voting to approve and authorize any action necessary or advisable in order for the Company to fulfill its obligations under this Section 6.2, including, without limitation, the replacement of the Board and general director of the Company.
          (b) The Company’s and Buyer’s obligations set forth in Section 6.2(a) may only be postponed:
          (i) by the mutual agreement of Buyer and Inure that the Listing is not timely or feasible due to unfavorable market conditions; or
          (ii) if a reputable counsel for the Company produces a formal written legal opinion (concurred in material respects by counsel for Buyer if Buyer elects to obtain such an opinion) opining that in such counsel’s good faith professional judgment the Listing would reasonably be prevented from taking place on each of the Moscow, London and U.S. stock markets due to non-compliance by the Company or any Subsidiary with any applicable rules or regulations of the United States Foreign Corrupt Practices Act, the SEC, NASDAQ or any other applicable rules or regulations of the relevant stock market.
          (c) If the Listing is postponed as provided in Section 6.2(b) above, the Company and the Buyer shall endeavor to rectify the circumstances on which such postponement is based as soon as reasonably possible. The Company’s and Buyer’s obligations set forth in Section 6.2(a) shall be reinstated and become current as soon as the event or matter giving basis for the postponement of the Listing pursuant to Section 6.2(b) ceases to exist, and upon such reinstatement, subject to this Section 6.2 the Listing shall be conducted as soon as reasonably possible.
          (d) A decision as to the best timing, place, structure, and feasibility of the Listing shall be made based on a recommendation from a reputable equity market advisor (“Advisor”) to be retained by the Company and selected as follows: (i) Buyer shall first select a panel of three advisors (the “Panel”) from the following list: Morgan Stanley, UBS, JP Morgan, HSBC, or Deutsche Bank, and others as agreed among the Parties, and (ii) Inure shall then select the Advisor from among the advisors on the Panel, and the Shareholders shall procure that so selected Advisor be retained by the Company. The Advisor shall also advise as to which Shares shall be included in the Listing and the type of offering (e.g., secondary or primary Shares).
          (e) In connection with the Listing, the Shareholders agree that the Shares will be included into the Listing in the following order of priority:
          (i) Inure and its Permitted Transferees shall include Shares in the Listing representing at least ten percent (10%) of the issued and outstanding Shares immediately prior to issuance of any new Shares (if any) by the Company for the Listing; then
          (ii) in the event that not all Shares are Listed, Inure shall have a priority right over Parent and Buyer and their Permitted Transferees to include up to twenty-five percent (25%) of the total then outstanding Shares in the Listing (provided such Shares are at such time held by Inure) in priority to the Listing of the Shares held by Parent/Buyer and their Permitted Transferees; then
          (iii) the Company shall be entitled (but only where Buyer agrees to such issuance in its sole discretion) to include newly issued Shares, in such amount, as advised by the Advisor, provided that if a Shareholder has exercised its pre-emptive rights in respect of the newly issued Shares, the proceeds of the sale of such Shares offered in the Listing acquired by such Shareholder shall be applied by the Company first towards repayment of the Company’s outstanding indebtedness to such Shareholder or its Affiliates, if any.
          (f) The right of Inure and its Permitted Transferees under Section 6.2(e)(ii) above may be exercised by Inure by sending to the Company with a copy to Parent and to Buyer, an irrevocable written notice (“Listing Notice”) no later than twenty (20) days prior to the Listing date (as such date is determined in the Listing prospectus, or if there is no such date, a date reasonably determined by the Board), specifying the number of Inure’s Shares of the Company that Inure intends to sell through Listing (the “Inure Listing Shares”).

ARTICLE VII
CHANGES IN SHARES
          Subject to the Charter and this Agreement, if, from time to time during the term of this Agreement, there is a dividend of any Shares, stock split or other change in the character or amount of any of the outstanding Share, or any shares of capital stock of the Subsidiary, or there is a consolidation, merger or sale of all, or substantially all, of the assets of the Company or any Subsidiary, then, in all such events, any and all new, substituted or additional shares of the Company or any Subsidiary or other property, to which the holders of the Shares are entitled by reason of ownership of the Shares, shall be immediately subject to the full provisions of this Shareholders’ Agreement.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF INURE
     Inure hereby represents and warrants to each of Buyer and SFMT as follows:
          8.1. Organization; Standing.
          The Company is a closed joint stock limited liability company duly organized, validly existing and in good standing under the laws of the Russian Federation, having all requisite corporate or other power and authority to carry on its business as it is currently conducted. Inure is a limited liability company duly organized, validly existing and in good standing under the laws of Cyprus, with full power and capacity to enter into this Agreement and perform its obligations hereunder.
          8.2. Power and Authority.
          Inure has the requisite power and authority to sign, deliver and perform its obligations under this Shareholders’ Agreement. The execution, delivery, and performance of their respective obligations hereunder by Inure of this Shareholders’ Agreement have been duly authorized by their respective governing bodies and all requisite corporate and governmental approvals have been obtained.
          8.3. Authorization.
          Inure has obtained all necessary authorizations from third parties, including governmental permits and licenses to enter into this Shareholders’ Agreement and to perform the activities and transactions contemplated thereby.
          8.4. Binding Obligation.
          This Shareholders’ Agreement constitutes a valid and binding obligation of Inure, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

          8.5. Non-Contravention.
          The execution, delivery and performance of this Shareholders’ Agreement by Inure will not breach or conflict with (1) any judgment, order or injunction issued by any court or arbitration any other governmental authority or (2) any contract or other obligation binding upon it or any of their respective assets.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer and SFMT hereby, jointly and severally, each represent and warrant to Inure as follows:
          9.1. Organization, Standing and Authority.
          It is company duly organized, validly existing and in good standing under the laws of jurisdiction of its organization with full power and capacity to enter into this Shareholders’ Agreement and perform its obligations hereunder.
          9.2. Power and Authority.
          It has the requisite power and authority to sign, deliver and perform its obligations under this Shareholders’ Agreement. The execution and delivery by it of this Shareholders’ Agreement and the performance by it of its obligations hereunder, have been duly authorized by its governing body and all requisite corporate and governmental actions.
          9.3. Binding Obligation.
          This Shareholders’ Agreement constitutes a valid and binding obligation of it, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally
          9.4. Authorization.
          It is not required to obtain any authorizations from third parties, including governmental permits and licenses, in order to enter into this Shareholders’ Agreement and to perform the activities and transactions contemplated thereby.
          9.5. Non-Contravention.
          The execution, delivery and performance of this Shareholders’ Agreement by it will not breach or conflict with (1) any judgment, order or injunction issued by any court or arbitration any other governmental authority or (2) any contract or other obligation binding upon it or any of its respective assets.

ARTICLE X
TERM AND TERMINATION
          10.1. Term.
          This Shareholders’ Agreement becomes effective on the Closing Date.
          10.2. Termination.
          This Shareholders’ Agreement shall terminate (“Termination”) upon the occurrence of any of the following:
          (a) the unanimous written agreement of the Shareholders;
          (b) the dissolution of the Company;
          (c) the appointment of a receiver to take possession of all or substantially all of the assets of the Company, a general assignment by the Company for the benefit of creditors, or any action voluntarily taken by the Company under any applicable insolvency or bankruptcy act;
          (d) any action involuntarily suffered by the Company under any insolvency or bankruptcy act, which continues for a period of ninety (90) calendar days;
          (e) any Shareholder commits a material breach of this Agreement and such breach continues unremedied for a period of thirty (30) days after notice thereof has been served by a non-breaching Shareholder on the breaching Shareholder, in which case the non-breaching Shareholder may terminate this Shareholders’ Agreement;
          (f) any Shareholder commits a material breach of its Title Representations and Warranties, as defined in the Stock Purchase Agreement, in which case the non-breaching Shareholder may terminate this Shareholders’ Agreement;
          (g) either of Buyer or Inure together with their respective Permitted Transferees collectively own less than twenty-five percent (25%), or either of Buyer or Inure or its respective Permitted Transferee owns less than ten percent (10%) of the Shares, and in such case this Shareholders’ Agreement shall terminate with respect to the Party whose shareholding in the Company became less than ten percent (10%) of the issued and outstanding Shares, provided, however, that such termination shall only apply if there are more than two (2) Shareholders;
          (h) nationalization of the assets, real property of the Company or the Subsidiaries or the Business by any governmental authority; or

          (i) the Listing in which Inure had the opportunity to include all its Shares owned by it at the time of the Listing in the Listing regardless of whether or not Inure included all such Shares in such Listing.
          10.3. New Shareholders’ Agreement.
          Notwithstanding anything to the contrary contained in this Agreement, Inure shall have a right to effect the transfer of title to all or part of its Shares to DKL and/or Ansley at any time. The Parties agree not to exercise any rights of first refusal they may have under this Agreement and/or under Russian Law in connection with any transfer of Shares from Inure to DKL and/or Ansley. Upon Inure’s written request made in connection with Inure’s contemplated or actual transfer of title to all or part of its Shares to DKL and/or Ansley (or to any other Person, upon Buyer having received evidence to its satisfaction that such other Person has beneficial owners identical to those of DKL and/or Ansley), the Parties shall negotiate in good faith and use their respective best efforts to agree to amend this Agreement to allow DKL and Ansley to become parties to this Agreement on substantially the same terms as Inure and collectively to have substantially the same rights under this Agreement as Inure, provided that any and all undertakings or liabilities of Inure under the Stock Purchase Agreement or preexisting obligations hereunder shall be assumed in full by DKL and/or Ansley and the revised shareholder ownership structure of the Company shall not (1) in any way affect the ability of the Parent to fully consolidate the Company and its Subsidiaries in Parent’s financial statement in accordance with US GAAP and/or SEC Rules; (2) diminish the rights of Buyer or SFMT hereunder.
ARTICLE XI
MISCELLANEOUS
          11.1. Entire Agreement.
          This Shareholders’ Agreement, the Stock Purchase Agreement and the Registration Rights Agreement and other documents referred to herein and therein, as well as other documents and agreements executed and entered into pursuant hereto or thereto, supersede all other agreements, oral or written, made between the Parties with respect to the subject matter hereof and thereof. All prior or contemporaneous agreements, representations and understandings of the Parties are hereby superseded and merged herein and therein.
          11.2. Confidentiality.
          (a) During the term of this Agreement and for a period of two (2) years after the date of termination or expiration of this Agreement for any reason whatsoever the Receiving Party shall:
          (i) keep the Confidential Information confidential;

          (ii) not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Sections (b) and (c); and
          (iii) not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.
          (b) During the term of this Agreement the Receiving Party may disclose the Confidential Information to its employees, agents or professional advisors (including legal advisers) (the “Recipient”) to the extent that it is necessary for the purposes of this Agreement.
          (c) The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient were a party to this Agreement.
          (d) The obligations contained in Sections (a) to (c) shall not apply to any Confidential Information which:
          (i) is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient;
          (ii) is disclosed to professional advisers (including legal advisers) and consultants of the Disclosing Party whose duties in relation to the Disclosing Party or under this Agreement necessarily require the disclosure;
          (iii) can be shown by the Receiving Party, to the reasonable satisfaction of the Disclosing Party, to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;
          (iv) subsequently comes lawfully into the possession of the Receiving Party from a third party; or
          (v) is disclosed in connection with the Listing or in connection with a possible sale to a third party and the recipient agrees to be bound by substantially the same terms or is disclosed by Buyer or Parent in any regulatory filings that, in Buyer’s or Parent’s reasonable determination, required such disclosure.
          (e) For the purposes of this Section 11.2, “Confidential Information” means all information of a confidential nature relating to any of the Company, its Subsidiaries or a Party or its respective Affiliates disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one Shareholder (the “Disclosing Party”) to the other Shareholder (the “Receiving Party”) whether before or after the date of this Agreement.
          11.3. Notices.

          Any notice given under the terms of this Shareholders’ Agreement shall be in writing in English and shall be given by personal delivery to the other Parties by facsimile or by depositing such notice in the mail, registered or certified, postage prepaid and return receipt requested, as follows:
If to Inure:
Inure Enterprises Limited
Registered office:
Diagorou 4,
Kermia House, 6th floor, Flat/Office 601,
P.C. 1097, Nicosia, Cyprus
Fax:
Telephone:
If to Buyer:
EDN SOVINTEL LLC
1, Kozhevnichesky Proezd, 2nd Floor
Moscow 115114, Russia
Attention: General Counsel
Fax: +7 (495) 797-9306
Telephone: +7 (495) 967-1323
with copies to:
Moscow Representative Office of Golden TeleServices, Inc.
1, Kozhevnichesky Proezd, 2nd floor
Moscow, 115114, Russia
Attn:      General Counsel
Fax: +7 (495) 797-9306
Telephone: +7 (495) 967-1323
If to SFMT:
SFMT CIS Inc

2831 29th Street, NW Washington, D.C. 20008, USA
Attn:      Julia Marx
Fax: +1 (202) 332-4877
Telephone: +1 (202) 332-5997
with copies to:
Moscow Representative Office of Golden TeleServices, Inc.
1, Kozhevnichesky Proezd, 2nd floor
Moscow, 115114, Russia
Attn:      General Counsel
Fax: +7 (495) 797-9306
Telephone: +7 (495) 967-1323
     Any address may be changed by giving notice to the Parties hereto in the manner provided for in this Section 11.3. The date of receipt of any notice hereunder shall be the date of personal delivery or receipt of a facsimile (with confirmation of transmission).
          11.4. Successors and Assigns; No Agency. This Shareholders’ Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, transferees, donees, legatees, devisees, successors and assignees of the Parties. Nothing contained in or relating to this Shareholders’ Agreement shall be deemed to constitute a partnership or agency relationship between any of the Parties. No Shareholder may assign its rights or obligations under this Shareholders’ Agreement except as provided for herein.
          11.5. Performance by Affiliates of the Parties.
          (a) Each Party shall procure the performance by its Affiliates of all obligations under this Shareholders’ Agreement which are expressed to be performed by such Affiliates of a Shareholder (whether as a Shareholder or otherwise) and of all obligations under any agreement entered into by any Affiliate of a Shareholder pursuant to this Shareholders’ Agreement.
          (b) SFMT shall procure the performance by Buyer of all obligations under this Shareholders’ Agreement which are expressed to be performed by the Buyer (whether as a Shareholder or otherwise) and of all obligations under any agreement entered into by the Buyer pursuant to this Shareholders’ Agreement. In addition to the foregoing, SFMT shall be a joint and several obligor with Buyer in respect of the obligations of the Buyer under Sections 5.2 and 6.2 of this Agreement.
          11.6. Specific Performance.

          The obligations undertaken pursuant to this Shareholders’ Agreement may be enforced by specific performance by any of the Parties, the events of breach not being remedied by payment of damages. Notwithstanding the foregoing, the Parties do not waive, and may commence any lawsuit, arbitration or action (including for collecting damages) to which they are entitled, pursuant to the applicable legislation and this Shareholders’ Agreement, and hereby expressly undertake to be bound by any judgment, court orders or any similar acts, which purpose is to prevent any of the Parties from breaching this Shareholders’ Agreement.
          11.7. Further Assurances.
          Each Party agrees to perform any further acts and to execute and deliver any further documents reasonably necessary to or in furtherance of the intent and purposes of this Shareholders’ Agreement.
          11.8. Amendment.
          This Shareholders’ Agreement may not be amended or modified unless by the unanimous written agreement of the Parties.
          11.9. Breach.
          Each provision of this Shareholders’ Agreement to be performed by a Party shall be deemed both a covenant and a condition and shall be a material consideration for the performance of each other Party’s obligations hereunder.
          11.10. Remedies.
          All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Shareholders’ Agreement or provided by law shall be cumulative and no one of them shall be exclusive of any other. A Party may pursue any one or more of its rights, options or remedies hereunder or may seek damages or specific performance in the event of any other Party’s breach hereunder, or may pursue any other remedy by law, whether or not stated in this Shareholders’ Agreement.
          11.11. Non-waiver.
          No failure by a Party to take action by reason of any default by any other Party, whether in a single instance or repeatedly, shall constitute a waiver of any such default or of the performance required of the defaulting Party. No express waiver by a Party of any provision of this Shareholders’ Agreement or a default by a Party in any one instance shall be construed as a waiver of the same provision or default hereunder.
          11.12. Attorneys’ Fees.
          If any litigation or arbitration is commenced to enforce any of the provisions of this Shareholders’ Agreement, or to obtain declaratory, injunctive or specific relief, the prevailing Party shall be entitled to recover actual attorneys’ fees and costs, including expert witness fees and associated expenses, and all other costs of litigation or arbitration.
          11.13. Indemnification for Breach of Representations and Warranties.
          Each Shareholder agrees to indemnify, defend, and hold harmless the other Shareholder and its Affiliates and their respective officers, directors and employees from and against any debts, liabilities, obligations, judgments, claims, losses, damages or deficiency (including interest, penalties, and reasonable attorneys’ fees) arising out of or resulting from any breach of any representation and warranty given or made by such Shareholder in this Shareholders’ Agreement or in any certificate delivered under this Shareholders’ Agreement or the noncompliance with or nonperformance of any agreement, obligation or covenant of such Shareholder under this Shareholders’ Agreement.
          11.14. Indemnification of Parties.
          The Shareholders shall take all necessary corporate actions to ensure that the Company indemnifies to the extent of its assets each Shareholder and its Affiliates against any and all judgments, fines, claims, debts, obligations, losses, damages or deficiency (including amounts paid in settlement, interest, penalties, and reasonable attorneys’ fees) recovered against or imposed upon such Shareholder by any third party which arise out of any negligent, reckless, or intentional act or failure to act by the Company or any Subsidiary.
          11.15. Conflict with Organizational Documents.
          The Shareholders hereby agree that to the extent there are any conflicts between the provision of the Charter and this Shareholders Agreement, they shall, to the extent permitted by applicable Russian law, amend the Charter to comply with the terms agreed in this Agreement. The Shareholders agree not to invoke against each other the provisions of applicable corporate governance law in Russia, any provisions of the Charter, resolutions or any provisions of any agreement, offer, promise or understanding, which may conflict with this Shareholders’ Agreement.
          11.16. Governing Law.
          This Shareholders’ Agreement is entered into and shall be construed and enforced in accordance with the laws of the State of New York, excluding any such legislation which may direct the application of the laws of any other jurisdiction.
          11.17. Dispute Resolution.
          Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”) as at present in force. There shall be three arbitrators, with Parent and Buyer (or either of them if only one is a party to the arbitral proceedings) having the right to appoint one arbitrator, and Sellers having the right to jointly appoint one arbitrator, with the third arbitrator being selected by the two Party appointed arbitrators, or upon any failure to select the third arbitrator within thirty (30) days from the date that the second of the Party appointed arbitrators has been selected, then the third arbitrator shall be appointed as provided in the Rules. The seat and place of arbitration shall be New York City, New York, USA and the English language shall be used throughout the arbitral proceedings. Any arbitral award shall be final and may not be challenged in any other arbitral tribunals located in any other jurisdictions. The successful party shall have the right to enforce such arbitral award in any court of competent jurisdiction. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by the parties to the arbitration insofar as such dispute arises out of this Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. All expenses connected with the arbitration, including legal fees and other fees, incurred by the parties when resolving disputes under this Agreement shall be payable in accordance with the arbitral award of the tribunal.
          11.18. Severability.
          If any provision of this Shareholders’ Agreement as applied to any Party or to any circumstance shall be adjudged by a court or tribunal of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Shareholders’ Agreement, the application of any such provision under circumstances different from those adjudicated by the court or tribunal, or the validity or enforceability of the Shareholders’ Agreement as a whole.
          11.19. Counterparts.
          This Shareholders’ Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Parties have entered into this Shareholders’ Agreement, as of the date and year first written.

EDN SOVINTEL LLC
By:	/s/ Jean-Pierre Vandromme
	Name:	Jean-Pierre Vandromme
	Title:	General Director

SFMT CIS INC.
By:	/s/ Jean-Pierre Vandromme
	Name:	Jean-Pierre Vandromme
	Title:	Authorized Representative

INURE ENTERPRISES LTD.
By:	/s/ Marina Abramova
	Name:	Marina Abramova
	Title:	Authorized Representative

ZAO CORTEC
By:	/s/ Alexander Malis
	Name:	Alexander Malis
	Title:	Acting General Director

Exhibit A
List of Entities used in Business

Ref. No	Entity
1.	ZAO Investelectrosvyaz (Main State Registration Number 1027739249560)

2.	ZAO Kabelstroy (Main State Registration Number 1047796903175)

Exhibit B
INDICATIVE BUSINESS PLAN

	2007	2008
Revenue, thousands	$104,004	$189,519

HomeNet Users, thousands	332	607

EBITDA, thousands	$37,638	$79,307

Capital Expenditures, thousands	$53,099	$46,648

Ongoing Funding, thousands	$34,500	$22,000

Exhibit C
FAIR VALUE DETERMINATION PROCEDURE
     (1) Initial Period. Upon the exercise of pre-emptive rights, the Shareholders shall use their best reasonable efforts to mutually determine the value of the Shares and determine the Fair Value within thirty (30) days (such 30-day period referred to as the “Initial Period”) after the relevant Trigger Date (being the date on which a decision to issue new Shares shall have been made by the Company).
     (2) Appraisal Procedure. In the event that the Shareholders cannot agree upon the Fair Value within the timeframe of the Initial Period, then:
(a)	each Shareholder at its own expense shall select and appoint an Advisor from the Panel within fourteen (14) days (the “Appointment Period”) after the expiration of the Initial Period;

(b)	within ninety (90) days (the “Determination Period”) after the expiration of the Appointment Period, each Advisor appointed by each respective Party shall independently determine the Fair Value, each having done so without consultation with the other Advisor or having any knowledge of the determination of the other Advisor;

(c)	the Fair Value shall be determined as of the Trigger Date according to internationally accepted criteria and on the following assumptions: (i) the sale is on a going concern basis between a willing seller and a willing buyer; (ii) the sale is on the basis that each Share has the same value corresponding to its proportion of the value of all the Shares of the same class taken as a whole; and (iii) no additional or reduced value is attached to any holding of Shares by virtue only of that holding comprising or after purchase conferring or giving rise to a majority or minority of the total issued share capital of the Company.

(d)	the Shareholders shall resolve a difference in valuation between the Advisor in accordance with the procedures of paragraph 5 below.
     (3) Failure to Appoint Advisor. If either Shareholder fails to appoint an Advisor within the Appointment Period as prescribed above in paragraph 2, or an Advisor selected by either Shareholder fails to complete a valuation or make a determination of the fair value within the Determination Period, then the valuation of the fair value made by the other Advisor that has been appointed by the other Shareholder shall be binding, final and enforceable on all of the Shareholders and the Company.
     (4) Difference in Valuation. If the determination of the fair value by the Advisors under paragraph 2(b) differs and the higher value differs from the lower value by
(a)	not more than fifteen percent (15%) from the lower valuation, then the Fair Value shall be an amount equal to the average of both valuations and such amount shall be binding, final and enforceable on the Parties; or

(b)	more than fifteen percent (15%) from the lower valuation, then within fourteen (14) days after the expiry of the Determination Period, the Advisors selected by the Parties shall select and appoint a concluding Advisor (the “Concluding Advisor”) from the Panel. If the Advisors fail to select a Concluding Advisor within fourteen (14) days after the expiration of the Determination Period, such Concluding Advisor shall be selected by Company at its own expense from among the Panel.
     (5) Concluding Advisor. The Concluding Advisor shall determine the fair value of the Shares as quickly as practical, but in any event, not later than ninety (90) days from the date of the appointment of the Concluding Advisor. The appraisal of fair value by the Concluding Advisor shall not be lower than the lowest valuation made by an Advisor under paragraph 2(b), nor higher than the highest valuation made by an Advisor under paragraph 2(b). Where such valuation by the Concluding Advisor falls beyond the range of the lowest valuation or the highest valuation made during the Determination Period, then the Fair Value shall be equal to that value (either the highest or the lowest), which is closest to the Concluding Advisor’s valuation. Such value shall be the Fair Value, which shall be binding and final on the Parties.
     (6) Access to Records. The Advisor, during the Determination Period, shall have access to all financial information, as well as all books and records and such other information of the Company and its Subsidiaries as may be required in order to conduct and complete a valuation. The Advisor shall also have full access to all financial information and all books and records and such other information as may be required in order to conduct and complete a valuation of the Company and its subsidiaries.
     (7) Validity. The determination of Fair Value shall be effective for ninety (90) days (after its determination in accordance with this Exhibit).

3

AMENDMENT No. 1
TO SHAREHOLDERS’ AGREEMENT
THIS AMENDMENT No. 1 to Shareholders’ Agreement (this “Amendment Agreement”), dated as of December 11, 2007, by and among EDN Sovintel LLC, a limited liability company duly organized and validly existing under the laws of the Russian Federation (“Buyer”), SFMT CIS Inc., a corporation duly registered and validly existing under the laws of the State of Delaware (“SFMT”), Inure Enterprises Ltd., a corporation duly organized and validly existing under the laws of the Republic of Cyprus (“Inure”), and ZAO Cortec, a closed joint stock company organized and existing under the laws of the Russian Federation (the “Company”) (Buyer, SFMT, Inure and the Company are referred to collectively as the “Parties” and each individually as a “Party”)).
WITNESSETH:
     WHEREAS, the Parties have entered into a Shareholders’ Agreement, dated as of February 22, 2007 (the “Shareholders Agreement”) in respect, among others, certain issues related to transfer of the shares in the Company and shareholder rights;
     WHEREAS, the Parties wish to amend the Shareholders Agreement in certain respects;
     NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, provisions and covenants contained in this Amendment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE XII Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Shareholders Agreement.
ARTICLE XIII Amendments. The Parties hereby agree that with effect from the date hereof, the Shareholders Agreement shall be amended and supplemented as follows:
          13.1. Section 1.1 (Definitions) shall be amended by adding the following definitions:
     “Management Incentive Plan” means the management incentive plan in respect of four per cent. (4%) of the Shares for eligible managers and certain other employees and/or consultants of the Company and its Subsidiaries to be prepared by the Board and approved by the Shareholders in accordance with the basic economic and legal terms and conditions set out in Exhibit D.

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     “MIP Call Option Completion” means a completion of the Transfer of the MIP Call Option Shares stated in the MIP Call Option Notice to Sovintel in accordance with Section 5.5(f) to occur on the date specified on the MIP Call Option Notice.
     “MIP Call Option Notice” means a notice of the exercise of a MIP Call Option by Sovintel, which notice shall be given in accordance with clause 11.3 and shall specify (1) the date of the MIP Call Option Completion (which cannot be earlier than five (5) Business Days after the date of notice and later than thirty (30) days after the date of notice) (which may be delayed where any regulatory approvals must be obtained by Sovintel to acquire the MIP Call Option Shares, for the time period reasonably necessary to obtain such approval); (2) a number of the MIP Call Option Shares; and (3) the MIP Call Shares Purchase Price (outlining in reasonable details the calculation thereof).
     “MIP Call Option Period” means a 30 days period(s) each commencing on the date of transfer under the Management Incentive Plan of any MIP Exercised Share to the relevant eligible person.
     “MIP Call Option Shares” means such number of the Shares owned by Inure as equal to fifty one per cent. (51%) of the MIP Exercised Shares.
     “MIP Call Shares Purchase Price” means in respect of each MIP Call Option Share (1) where the Shares shall have been and continue to be subject to Listing, a three month average price of each Share on the exchange where the Shares have been so listed; or (2) where the Shares shall have not been subject to Listing, a purchase price per share in a private placement that has triggered the exercise under the Management Incentive Plan and commencement of a MIP Call Option Period.
     “MIP Exercised Shares” means the MIP Shares acquired by eligible persons under, and pursuant to the terms and conditions of, the Management Incentive Plan.
     “MIP Shares” means the Shares subject to the Management Incentive Plan.
     “MIP SPV” means a Subsidiary of the Company to be established by the Company, or a special purpose vehicle to be established by the Shareholders (to be owned by the Shareholders pro rata to their holdings in the Company), as may be provided in the Management Inceptive Plan.
     “MIP Trigger Event” means

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(1)	Listing; or

(2)	a sale by Inure of its Shares to Sovintel or SFMT; or

(3)	sale by the Shareholders of more than 10 per cent. of the Shares to a third party (other than a Permitted Transferee(s)) (in case of paragraphs (2) and (3) properly documents in the binding agreements or arrangements.”
          13.2. Article V (Share Transfers) of the Shareholders Agreement shall be amended by adding thereto the following Section 5.5:
                   “Section 5.5. Management Incentive Plan.
(a) The Shareholders agree to use their respective reasonable efforts to procure establishment of the Management Incentive Plan prior to the MIP Trigger Event (so that on completion of the Listing or transfers contemplated by the MIP Trigger Event (other than the Listing) the Management Incentive Plan shall be in effect).
(b) The Management Incentive Plan shall be approved by the Shareholders based on recommendation of the Board of Directors by simple majority of votes. The Board of Directors shall be authorized to delegate matters related to the administration of the Management Incentive Plan to one or several committees established by the Board of Directors.
(c) Each Shareholder shall
(i)	not use its right of pre-emption, right of first refusal or the right to request redemption of the Shares (or instruments convertible into the Shares) available to it under this Agreement, the Charter or by operation of law, if and to the extent the Transfer, issuance or redemption of the Shares or instruments convertible into the Shares is contemplated by the Management Incentive Plan;

(ii)	approve sale or other Transfer of the Shares, options or instruments convertible into the Shares to MIP SPV, all as may be contemplated by the Management Incentive Plan (and approve the establishment of the MIP SPV);

(iii)	vote its Shares to authorize the issuance by the Company of the new Shares, options or instruments convertible into the Shares (to the MIP SPV in exchange for the shares or other equity interest in

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the MIP SPV or otherwise) where and to the extent the same is necessary for the implementation of the Management Incentive Plan; and

(iv)	subscribe and swap pro rata number of its Shares for the newly issued shares in the MIP SPV (if relevant), such that upon such subscription and swap, the MIP SPV holds such number of Shares free and clear of any Liens as provided for in the Management Incentive Plan.
     (d) The Shareholders agree that the provisions of Article VII (Change of Shares) shall not apply to the Shares, options, or instruments convertible into the Shares issued in connection with the Management Incentive Plan (which are not held by the Shareholders or their Affiliates).
     (e) The Shareholders agree that the MIP SPV (if and when established) shall be subject to the terms and conditions of this Agreement in all respects and the provisions of Articles IV and V shall apply to the MIP SPV mutatis mutandis, provided that in no event any Transfer of the shares in the MIP SPV or the Shares held by the MIP SPV be permitted without a prior written consent by each Shareholder (save as contemplated by the Management Incentive Plan);
     (f) (i) Inure hereby grants to Sovintel a call option to acquire the MIP Call Option Shares exercisable by Sovintel from time to time, any number of times, during the relevant MIP Call Option Period, by delivery to Inure the MIP Call Option Notice. (ii) On MIP Call Option Completion, Inure shall transfer with full title guarantee the MIP Call Option Shares to Sovintel free and clear of any Liens and execute and deliver the relevant transfer instrument to Sovintel and/or the relevant registrar of the Company, and Sovintel shall pay to Inure the MIP Call Shares Purchase Price. (iii) The Shareholders agree that Article V (Share Transfers) shall not apply to the Transfer to Sovintel in connection with the MIP Call Option.”
          13.3. Section 6.1(b) of the Shareholders Agreement shall be replaced in its entirety with the following:
“(b) The pre-emptive rights shall not apply to any issuance of new Shares or instruments convertible into the Shares in connection with the Management Incentive Plan.”

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          13.4. New exhibit in the form of Schedule 1 to this Amendment Agreement is hereby supplemented to the Shareholders Agreement as Exhibit D.
ARTICLE XIV Amendments are Limited.
          14.1. The Parties hereby agree that this Amendment Agreement shall be effective as if made on February 22, 2007. Amendment Agreement is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Shareholders Agreement, the Stock Purchase Agreement or any Related Agreement (as this term is defined in the Stock Purchase Agreement) (the “Transaction Documents”) or any other document or agreement. The Parties acknowledge that no other terms or conditions of the Shareholders Agreement and any other Transaction Document are to be amended, otherwise modified or waived by this Amendment Agreement. Other than as amended hereby, all other terms and conditions of the Shareholders Agreement or any Transaction Document shall remain in full force and effect.
          14.2. This Amendment Agreement shall form an integral part of the Shareholders Agreement and all references to the Shareholders Agreement in the Transaction Documents and any other documents executed in connection therewith shall for all purposes be construed as references to the Shareholders Agreement as amended by this Amendment Agreement.
          14.3. Nothing in this Amendment Agreement affects, limits or impairs any right, power or remedy of each Party under or with respect to the Shareholders Agreement or any Transaction Documents, all of which are and will remain in full force and effect and valid and enforceable in accordance with their respective terms notwithstanding the execution, delivery and performance of the Agreement.
          ARTICLE XV Representations and Warranties. Each Party represents and warrants to the other Party as of the date hereof as follows:
          15.1. it is duly organized and existing under the laws of its respective jurisdiction and has corporate power and authority to execute, deliver and perform this Amendment Agreement;
          15.2. the execution, delivery and performance of this Amendment Agreement by it has been duly authorized by all necessary corporate actions and all such actions have been validly and properly taken;
          15.3. this Amendment Agreement constitutes its legal and binding obligation, enforceable against it in accordance with its terms; and

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          15.4. it has obtained all required authorizations, consents, permits or approvals (corporate, governmental or otherwise) for the execution, delivery and performance of this Amendment Agreement and all such authorizations, consents, permits or approvals are in full force and effect.
ARTICLE XVI Governing Law. This Amendment Agreement will be construed and interpreted in accordance with and governed by the laws of the State of New York, United States of America.
ARTICLE XVII Disputes; Notices.
          17.1. The Parties agree that the provisions of Section 11.17 (Dispute Resolution) of the Shareholders Agreement shall apply to this Amendment Agreement as if set forth herein except that, where the context so requires, references to the Shareholders Agreement shall be construed as references to this Amendment Agreement for the purpose of such incorporation.
          17.2. Any notice, application or other communication to be given or made under this Amendment Agreement shall be made or given as provided for in Section 11.3 (Notices) of the Shareholders Agreement, which shall be incorporated into this Amendment Agreement as if set forth in this Amendment Agreement except that, where the context so requires, references to the Shareholders Agreement shall be construed as references to this Amendment Agreement for the purpose of such incorporation.
ARTICLE XVIII Miscellaneous.
          (a) This Amendment Agreement supersedes all prior understandings of the parties hereto, whether written or oral, with respect to its subject matter. No extension, amendment, modification or waiver of any provision of this Amendment Agreement shall be enforceable unless in writing and signed by the Parties.
          (b) This Amendment Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties.
          (c) This Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be duly executed as of the date first above written.
[SIGNATURE PAGE FOLLOWS]

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SCHEDULE 1
Exhibit D
Management Incentive Plan
Number of Shares: four per cent. (4%) of the Shares.
Grant: to eligible persons by the MIP SPV based on recommendation of the Board or special committee.
Vesting: 1/4 vests upon expiration of each twelve (12) month period from June 28, 2007, provided that the last 1/4 vests only upon the occurrence of a MIP Trigger Event.
Exercise Price: fair market value at grant date or such other price as determined by the administrator.
Exercise Period: at any time after the occurrence of a Trigger Event (subject to applicable securities regulations in the case of the Listing).
General Termination: five years from the relevant grant date.

EDN SOVINTEL LLC

By:
Name: Jean-Pierre Vandromme
Title: General Director

SFMT CIS INC.

By:
Name: Jean-Pierre Vandromme
Title: Chief Executive Officer

INURE ENTERPRISES LTD.

By:
Name: Marina Abramova
Title: Authorized Representative

ZAO CORTEC

By:
Name: Alexander Malis
Title: General Director